Exhibit 99.1

PRESS RELEASE

REINSURANCE GROUP OF AMERICA REPORTS FOURTH-QUARTER RESULTS

•	Earnings per diluted share: net income $2.03, operating income* $2.17

•	Reported net premiums up 1.5 percent; four percent in original currencies

•	Strong results in U.S. individual mortality and asset-intensive businesses

•	2013 revenues exceeded $10 billion

ST. LOUIS, January 30, 2014 – Reinsurance Group of America, Incorporated (NYSE: RGA), a leading global provider of life reinsurance, reported fourth-quarter net income of $145.0 million, or $2.03 per diluted share, compared with $223.0 million, or $3.00 per diluted share in the prior-year quarter. Operating income* totaled $154.5 million, or $2.17 per diluted share, a difficult comparison versus last year’s $181.8 million, or $2.44 per diluted share. Last year’s fourth-quarter results benefited from a lower effective tax rate and a reserve reduction in Canada. Both periods reflect favorable individual mortality experience in the U.S. and Canada, as well as a strong performance in the U.S. asset-intensive sub-segment. The current period also reflects a strong result in Asia Pacific.

	Quarterly Results		Year-to-Date Results
($ in thousands, except per share data)	2013	2012	2013	2012
Net premiums	$2,212,998	$2,179,707	$8,254,027	$7,906,596
Net income	144,959	222,989	418,837	631,893
Net income per diluted share	2.03	3.00	5.78	8.52
Operating income*	154,509	181,830	358,446	516,382
Operating income per diluted share*	2.17	2.44	4.95	6.96
Book value per share	83.87	93.47
Book value per share (excl. Accumulated Other Comprehensive Income “AOCI”)*	69.66	64.95
Total assets	39,674,473	40,360,438

*	See ‘Use of Non-GAAP Financial Measures’ below

Full-year 2013 net income totaled $418.8 million, or $5.78 per diluted share, a decrease from $631.9 million, or $8.52 per diluted share, in 2012. Operating income* decreased to $358.4 million, or $4.95 per diluted share, from $516.4 million, or $6.96 per diluted share, the year before. Excluding the $184 million after-tax increase in Australian claim liabilities during the second quarter of 2013, operating income per diluted share increased eight percent over 2012. Net foreign currency fluctuations reduced 2013 operating income per share by $0.03. Reported net premiums rose more than four percent for the current year. In original currencies, net premiums increased six percent.

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For the quarter, reported net premiums increased 1.5 percent to $2.2 billion. On a local currency basis, net premiums were up four percent over the fourth quarter of 2012. Investment income increased 25 percent to $461.1 million from $370.2 million in the year-earlier quarter, primarily attributable to a rise in fair value of options contracts that are included in funds withheld at interest on the consolidated balance sheet and support the crediting rates for equity-indexed annuities. Excluding spread-based investment income and changes in value of associated derivatives, investment income rose five percent. The average portfolio yield decreased 15 basis points to 4.68 percent compared with the fourth quarter of 2012, reflecting the downward trend in interest rates. The portfolio yield was down seven basis points relative to the third quarter of this year, as rates continue to stabilize in the shorter term. A generally stronger U.S. dollar reduced fourth-quarter operating income by approximately $5.7 million after taxes, or $0.08 per diluted share.

The company’s 2013 effective tax rate on operating income was 36.8 percent and 34.2 percent for the fourth quarter and full year, respectively. The fourth-quarter effective tax rate was higher than expected due to several factors, most notably a rise in current U.S. taxable income associated with certain foreign statutory reserve adjustments, an anomaly that is expected to be short-term in nature. Going forward, management expects an intermediate effective tax rate of 34 percent to 35 percent, reflecting, in part, a slight shift in earnings contribution from lower tax rate jurisdictions.

A. Greig Woodring, president and chief executive officer, commented, “This was a strong quarter, with a range of business units contributing to the above-average results. Along with a very good third quarter, we finished the second half of 2013 on a high note, and have good momentum heading into 2014. While operating earnings per share of $2.17 were down from the unusually good quarter a year ago, this was a strong result on its own, reflecting solid core mortality results on a global basis and another very good quarter in our asset-intensive business. Aside from the aforementioned second-quarter charge in Australia, full-year results were relatively strong in 2013, including record revenues in excess of $10 billion. Our ending book value per share for the quarter was $83.87 including AOCI, and $69.66 excluding AOCI.

“We will continue to execute our capital management strategy, which includes constant evaluation of opportunistic share repurchases along with block acquisition opportunities. We have more than $600 million in deployable, excess capital. We did not repurchase shares during the fourth quarter, leaving $138.7 million of capacity remaining under our current $400 million share repurchase authorization. We will continue to evaluate the level of that authorization along with other capital deployment strategies.”

SEGMENT RESULTS

U.S.

The U.S. Traditional sub-segment reported fourth-quarter pre-tax operating income of $121.3 million versus a very strong $139.6 million in the prior-year period, which benefited from very favorable mortality experience. Individual mortality claims experience was better than expected this quarter as well. Traditional net premiums rose seven percent to $1,235.2 million from $1,159.1 million a year ago, reflecting stable growth across all product lines in this segment. For the full year, net premiums increased five percent and totaled $4,518.1 million. Pre-tax net income totaled $120.5 million for the quarter, compared with $151.4 million in the fourth quarter of 2012.

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The U.S. Asset Intensive business reported pre-tax operating income of $42.3 million this quarter compared with $40.8 million last year. Results in both periods were better than expected, benefiting primarily from strong equity markets and favorable credit spreads. Equity-indexed and fixed annuity blocks continued to perform well this quarter, as they did for the entire year. Full-year pre-tax operating income totaled $166.1 million, a strong result for this sub-segment. Fourth-quarter pre-tax net income decreased to $31.8 million from $86.4 million a year ago, primarily due to significant changes in the fair values of various embedded derivatives.

The U.S. Financial Reinsurance business reported another quarter of strong fee income and added pre-tax operating income of $14.3 million, up from $8.5 million last year, benefiting from the cumulative effect of accelerated growth in the number of treaties in this business. For the year, pre-tax operating income rose 39 percent to $45.7 million.

Canada

Canadian operations reported pre-tax operating income of $47.2 million this quarter versus a very strong $54.0 million in the prior-year period. Better-than-expected claims experience lifted results in both periods while the prior-year period also benefited from a $16.2 million pre-tax reserve adjustment. Further, a relatively weaker Canadian dollar adversely affected pre-tax operating income by approximately $3.3 million compared to last year’s fourth quarter. Reported net premiums were down slightly this period, but on a Canadian dollar basis, premiums were up four percent. For the full year, net premiums increased five percent in reported U.S. dollars and eight percent in Canadian dollars. Fourth-quarter pre-tax net income totaled $50.5 million compared with $59.4 million in the fourth quarter of 2012.

Asia Pacific

Asia Pacific quarterly pre-tax operating income increased to $27.0 million from $8.5 million last year. Last year’s fourth quarter reflected adverse results in the Australian operation. The current period includes a break-even result in Australia and strong results in all of the Asian markets, particularly Japan and the operations in Hong Kong and Southeast Asia.

Asia Pacific net premiums increased three percent to $372.7 million from $362.6 million in the prior year. Foreign currency fluctuations adversely affected premiums by approximately $33.1 million this period. Original currency premiums rose 12 percent over the fourth quarter of 2012 with strong growth in Hong Kong and Southeast Asia. Foreign currency fluctuations adversely affected pre-tax operating income by approximately $5.3 million this quarter. For the full year, reported net premiums increased five percent over 2012 and net premiums on a local currency basis increased 11 percent. This segment reported pre-tax net income of $23.6 million compared with $5.9 million in the fourth quarter of 2012.

Europe & South Africa

Europe & South Africa operations reported pre-tax operating income of $14.3 million, even with last year’s fourth quarter. Adverse morbidity experience in the U.K. hampered results in both periods. Outside the U.K., results in this segment’s other markets were generally favorable, highlighted by strong performances in Spain and Italy. Foreign currency fluctuations adversely affected pre-tax operating income by approximately $0.3 million. Net premiums totaled $358.6 million, down from

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$402.5 million the year before, including an adverse currency effect of $2.1 million. The prior period included the effect of large single premium inforce transactions in Italy. For the year, net premiums were up two percent on a U.S. dollar basis and four percent in original currencies. Pre-tax net income totaled $14.4 million versus $15.6 million in the year-ago quarter.

Corporate and Other

Pre-tax operating losses in the Corporate and Other segment increased to $21.9 million from $7.1 million in the fourth quarter of 2012, attributable primarily to lower investment income associated with a higher level of internal allocations. Additionally, interest expense was greater due to the $400 million senior note offering in September, and other operating expenses were up over year-ago levels. Pre-tax net losses were $25.5 million this quarter and $6.2 million in the year-ago period.

Company Guidance

The company provides financial guidance based upon the intermediate term rather than giving a range of annual earnings per share for an upcoming year. This better reflects the long-term nature of the business and the difficulty in predicting the timing of shorter-term or periodic events such as block transactions. The company accepts risks over very long periods of time, up to 30 years or longer in some cases. While more predictable over longer-term horizons, RGA’s business is subject to inherent short-term volatility. The guidance is unchanged versus that provided a year ago.

Over the intermediate term, the company targets growth in operating income per share in the five to eight percent range, and operating return on equity of 11 to 12 percent. These targets presume no significant changes in the investment environment from current levels and the deployment of $200 million to $400 million of excess capital, on average, annually. The ranges provided are unaffected by the charge recorded in the Australia operations in 2013’s second quarter, as the guidance is based upon “normalized” results.

Dividend Declaration

The board of directors declared a regular quarterly dividend of $0.30, payable March 7 to shareholders of record as of February 14.

Earnings Conference Call

A conference call to discuss fourth-quarter results will begin at 9 a.m. Eastern Time on Friday, January 31. Interested parties may access the call by dialing 888-505-4347 (domestic) or 719-325-2108 (international). The access code is 9352988. A live audio webcast of the conference call will be available on the company’s investor relations website at www.rgare.com. A replay of the conference call will be available at the same address for 90 days following the conference call. A telephonic replay will also be available through February 8 at 888-203-1112 (domestic) or 719-457-0820 (international), access code 9352988.

The company has posted to its website a Quarterly Financial Supplement that includes financial information for all segments as well as information on its investment portfolio. Additionally, the company posts periodic reports, press releases and other useful information on its investor relations website.

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Use of Non-GAAP Financial Measures

RGA uses a non-GAAP financial measure called operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under RGA’s management incentive programs. Management believes that operating income, on a pre-tax and after-tax basis, better measures the ongoing profitability and underlying trends of the company’s continuing operations, primarily because that measure excludes substantially all of the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment, and are not necessarily indicative of the performance of the company’s underlying businesses. Additionally, operating income excludes any net gain or loss from discontinued operations, the cumulative effect of any accounting changes, and other items that management believes are not indicative of the company’s ongoing operations. The definition of operating income can vary by company and is not considered a substitute for GAAP net income. Reconciliations to GAAP net income are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on RGA’s Investor Relations website at www.rgare.com in the “Quarterly Results” tab and in the “Featured Report” section.

Book value per share outstanding before impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.

Operating return on equity is a non-GAAP financial measure calculated as operating income divided by average shareholders’ equity excluding AOCI.

About RGA

Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance, with operations in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Malaysia, Mexico, the Netherlands, New Zealand, Poland, Singapore, South Africa, South Korea, Spain, Taiwan, Turkey, the United Arab Emirates, the United Kingdom and the United States. Worldwide, the company has approximately $2.9 trillion of life reinsurance in force, and assets of $39.7 billion.

Cautionary Statement Regarding Forward-looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to projections of the earnings, revenues, income or loss, future financial performance and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries (which we refer to in the following paragraphs as “we,” “us” or “our”). The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe,” and other similar expressions also are intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

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Numerous important factors could cause actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation, (1) adverse capital and credit market conditions and their impact on our liquidity, access to capital, and cost of capital, (2) the impairment of other financial institutions and its effect on our business, (3) requirements to post collateral or make payments due to declines in market value of assets subject to our collateral arrangements, (4) the fact that the determination of allowances and impairments taken on our investments is highly subjective, (5) adverse changes in mortality, morbidity, lapsation, or claims experience, (6) changes in our financial strength and credit ratings and the effect of such changes on our future results of operations and financial condition, (7) inadequate risk analysis and underwriting, (8) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in our current and planned markets, (9) the availability and cost of collateral necessary for regulatory reserves and capital, (10) market or economic conditions that adversely affect the value of our investment securities or result in the impairment of all or a portion of the value of certain of our investment securities, (11) market or economic conditions that adversely affect our ability to make timely sales of investment securities, (12) risks inherent in our risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (13) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (14) adverse litigation or arbitration results, (15) the adequacy of reserves, resources, and accurate information relating to settlements, awards, and terminated and discontinued lines of business, (16) the stability of and actions by governments and economies in the markets in which we operate, including ongoing uncertainties regarding the amount of United States sovereign debt and the credit ratings thereof, (17) competitive factors and competitors’ responses to our initiatives, (18) the success of our clients, (19) successful execution of our entry into new markets, (20) successful development and introduction of new products and distribution opportunities, (21) our ability to successfully integrate and operate reinsurance business that we acquire, (22) action by regulators who have authority over our reinsurance operations in the jurisdictions in which we operate, (23) our dependence on third parties, including those insurance companies and reinsurers to which we cede some reinsurance, third-party investment managers, and others, (24) the threat of natural disasters, catastrophes, terrorist attacks, epidemics, or pandemics anywhere in the world where we or our clients do business, (25) changes in laws, regulations, and accounting standards applicable to us, our subsidiaries, or our business, (26) the effect of our status as an insurance holding company and regulatory restrictions on our ability to pay principal and interest on our debt obligations, and (27) other risks and uncertainties described in this document and in our other filings with the Securities and Exchange Commission.

Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those mentioned in this document and described in the periodic reports we file with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which they are made. We do not undertake any obligations to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to review the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2012.

Investor Contact

Jeff Hopson

Senior Vice President – Investor Relations

(636) 736-7000

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Reconciliation of Consolidated Net Income to Operating Income

(Dollars in thousands)

(Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
GAAP net income	$144,959	$222,989	$418,837	$631,893
Reconciliation to operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	29,161	(2,801)	103,495	(21,418)
Capital (gains) losses on funds withheld:
Included in investment income	(1,651)	(4,190)	(8,345)	(11,134)
Included in policy acquisition costs and other insurance expenses	—	36	—	350
Embedded derivatives:
Included in investment related (gains) losses, net	(22,595)	(68,017)	(137,948)	(142,754)
Included in interest credited	1,817	5,012	(51,330)	29,314
DAC offset, net	2,818	28,801	63,966	30,131
Gain on repurchase of collateral finance facility securities	—	—	(30,229)	—

Operating income	$154,509	$181,830	$358,446	$516,382

Reconciliation of Consolidated Pre-tax Net Income to Pre-tax Operating Income

(Dollars in thousands)

(Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Income before income taxes	$229,490	$321,089	$635,254	$919,223
Reconciliation to pre-tax operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	45,090	(3,404)	161,502	(28,430)
Capital (gains) losses on funds withheld:
Included in investment income	(2,540)	(6,447)	(12,839)	(17,130)
Included in policy acquisition costs and other insurance expenses	—	55	—	538
Embedded derivatives:
Included in investment related (gains) losses, net	(34,761)	(104,642)	(212,227)	(219,622)
Included in interest credited	2,795	7,711	(78,969)	45,098
DAC offset, net	4,334	44,308	98,408	46,355
Gain on repurchase of collateral finance facility securities	—	—	(46,506)	—

Pre-tax operating income	$244,408	$258,670	$544,623	$746,032

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Reconciliation of Pre-tax Net Income to Pre-tax Operating Income

(Dollars in thousands)

	Three Months Ended December 31, 2013
(Unaudited)	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net	Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. Operations:
Traditional	$120,455	$78	$799		$121,332
Asset Intensive	31,767	35,668 (1)	(25,169	) (2)	42,266
Financial Reinsurance	14,271	5	—		14,276

Total U.S.	166,493	35,751	(24,370)		177,874
Canada Operations	50,482	(3,329)	—		47,153
Europe & South Africa	14,366	(36)	—		14,330
Asia Pacific Operations	23,607	3,345	—		26,952
Corporate and Other	(25,458)	3,557	—		(21,901)

Consolidated	$229,490	$39,288	$(24,370)		$244,408

(1)	Asset Intensive is net of $(3,262) DAC offset.
(2)	Asset Intensive is net of $7,596 DAC offset.

	Three Months Ended December 31, 2012
(Unaudited)	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. Operations:
Traditional	$151,361	$(14,476)		$2,724		$139,609
Asset Intensive	86,407	(15,145	) (1)	(30,424	) (2)	40,838
Financial Reinsurance	8,633	(112)		—		8,521

Total U.S.	246,401	(29,733)		(27,700)		188,968
Canada Operations	59,358	(5,320)		—		54,038
Europe & South Africa	15,584	(1,325)		—		14,259
Asia Pacific Operations	5,935	2,520		—		8,455
Corporate and Other	(6,189)	(861)		—		(7,050)

Consolidated	$321,089	$(34,719)		$(27,700)		$258,670

(1)	Asset Intensive is net of $(24,923) DAC offset.
(2)	Asset Intensive is net of $69,231 DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Reconciliation of Pre-tax Net Income to Pre-tax Operating Income

(Dollars in thousands)

	Twelve Months Ended December 31, 2013
(Unaudited)	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net	Change in value of embedded derivatives, net		Gain on debt repurchase	Pre-tax operating income (loss)
U.S. Operations:
Traditional	$371,563	$(2,967)	$(1,891)		$—	$366,705
Asset Intensive	200,348	130,971 (1)	(165,181	) (2)	—	166,138
Financial Reinsurance	45,301	392	—		—	45,693

Total U.S.	617,212	128,396	(167,072)		—	578,536
Canada Operations	164,318	(16,626)	—		—	147,692
Europe & South Africa	89,122	(3,666)	—		—	85,456
Asia Pacific Operations	(235,211)	8,411	—		—	(226,800)
Corporate and Other	(187)	6,432	—		(46,506)	(40,261)

Consolidated	$635,254	$122,947	$(167,072)		$(46,506)	$544,623

(1)	Asset Intensive is net of $(25,716) DAC offset.
(2)	Asset Intensive is net of $124,124 DAC offset.

	Twelve Months Ended December 31, 2012
(Unaudited)	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. Operations:
Traditional	$368,095	$424		$2,046		$370,565
Asset Intensive	235,585	(80,767	) (1)	(45,737	) (2)	109,081
Financial Reinsurance	32,730	141		—		32,871

Total U.S.	636,410	(80,202)		(43,691)		512,517
Canada Operations	186,971	(27,625)		—		159,346
Europe & South Africa	73,947	(11,574)		—		62,373
Asia Pacific Operations	45,378	(8,035)		—		37,343
Corporate and Other	(23,483)	(2,064)		—		(25,547)

Consolidated	$919,223	$(129,500)		$(43,691)		$746,032

(1)	Asset Intensive is net of $(84,478) DAC offset.
(2)	Asset Intensive is net of $130,833 DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Per Share and Shares Data

(In thousands, except per share data)

(Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Diluted earnings per share from operating income	$2.17	$2.44	$4.95	$6.96
Earnings per share from net income:
Basic earnings per share	$2.05	$3.02	$5.82	$8.57
Diluted earnings per share	$2.03	$3.00	$5.78	$8.52
Weighted average number of common and common equivalent shares outstanding	71,332	74,375	72,461	74,153

(Unaudited)	At December 31,
	2013	2012
Treasury shares	8,370	5,211
Common shares outstanding	70,768	73,927
Book value per share outstanding	$83.87	$93.47
Book value per share outstanding, before impact of AOCI	$69.66	$64.95

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Dollars in thousands)

(Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenues:
Net premiums	$2,212,998	$2,179,707	$8,254,027	$7,906,596
Investment income, net of related expenses	461,134	370,151	1,699,865	1,436,206
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(2,258)	(4,346)	(12,654)	(15,908)
Other-than-temporary impairments on fixed maturity securities transferred to (from) accumulated other comprehensive income	—	—	(247)	(7,618)
Other investment related gains, net	99	115,108	76,891	277,662

Total investment related gains (losses), net	(2,159)	110,762	63,990	254,136
Other revenue	64,821	62,482	300,471	243,973

Total revenues	2,736,794	2,723,102	10,318,353	9,840,911

Benefits and expenses:
Claims and other policy benefits	1,869,949	1,797,779	7,304,332	6,665,999
Interest credited	172,747	94,835	476,514	379,915
Policy acquisition costs and other insurance expenses	304,837	344,791	1,300,780	1,306,470
Other operating expenses	122,136	132,334	466,717	451,759
Interest expense	35,072	28,917	124,307	105,348
Collateral finance facility expense	2,563	3,357	10,449	12,197

Total benefits and expenses	2,507,304	2,402,013	9,683,099	8,921,688

Income before income taxes	229,490	321,089	635,254	919,223
Income tax expense	84,531	98,100	216,417	287,330

Net income	$144,959	$222,989	$418,837	$631,893

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